Exhibit 99.1

                        New York Community Bancorp, Inc.
      Reports 1st Quarter 2007 Diluted Cash Earnings Per Share of $0.24(1)
         and Diluted GAAP and Operating Earnings Per Share of $0.22(2)

      Board of Directors Declares $0.25 Per Share Quarterly Cash
                               Dividend



    WESTBURY, N.Y.--(BUSINESS WIRE)--April 25, 2007--New York Community Bancorp, Inc. (NYSE: NYB):

    1st Quarter 2007 Performance Highlights

    -- Margin Expansion: Our net interest margin rose five basis points linked-quarter, to 2.32%.

    -- Higher Average Yield on Loans: At 6.14%, our average yield on loans was up six basis points linked-quarter.

    -- Strong Loan Production: Originations totaled $1.2 billion in the quarter, with mortgage loans representing $908.8 million, or 76.4%.

    -- Solid Asset Quality: Non-performing assets represented 0.09% of total assets at March 31st.

    -- Strong Operating Efficiency: Our efficiency ratio for the quarter was 40.73%.

    -- Tangible Capital Strength: Tangible stockholders' equity equaled 5.86% of tangible assets excluding after-tax mark-to-market adjustments on securities; including the adjustments, the ratio was 5.70% at March 31st. (3)

    -- PennFed Acquisition: With the acquisition of PennFed Financial Services on April 2, 2007, we added assets of approximately $2.3 billion and deposits of approximately $1.6 billion just after the first quarter-end.

    -- Branch Acquisition: The pending acquisition of 11 branches in New York City from Doral Bank, FSB, is progressing on schedule and is expected to be completed early in the third quarter.

    New York Community Bancorp, Inc. (NYSE: NYB) (the "Company") today reported GAAP and operating earnings of $64.8 million, or $0.22 per diluted share, and cash earnings of $70.4 million, or $0.24 per diluted share, for the three months ended March 31, 2007. (1)(2)

    Commenting on the Company's first quarter 2007 performance, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, "Consistent with our expectations, our first quarter performance reflected continued improvement in our balance sheet and operating metrics. On a linked-quarter basis, we realized an increase in net interest income, as the level of interest expense declined and the level of interest income expanded, as well as higher returns on average tangible assets and average tangible stockholders' equity. In addition, our net interest margin rose not only on a linked-quarter basis but also, for the first time in 16 quarters, year-over-year. Our margin was up five basis points from the trailing-quarter measure, and four basis points from the measure recorded in the first quarter of 2006.

    "We also are pleased to report an increase in prepayment penalties to $13.7 million--the highest level in 11 quarters--from $8.7 million and $10.2 million in the trailing and year-earlier three months. While refinancing activity increased, we opted to shrink our loan portfolio as we did in the trailing quarter, rather than compete for product by originating loans on irrational terms," Mr. Ficalora said. "The wisdom of this approach is reflected in the expansion of our net interest margin, as well as the increase in our average loan and asset yields. While the multi-family loans that left our portfolio featured an average rate of 5.3%, the multi-family loans we added during the quarter featured an average rate in excess of 6%. As a result, our average yield on loans rose to 6.14% from 6.08% in the trailing quarter, contributing to a 10-basis point increase in our average yield on interest-earning assets to 5.96%.

    "These improvements contributed to the growth of our operating earnings which, on a linked-quarter basis, translated into a penny increase in diluted earnings per share. With the addition of PennFed Financial Services to our banking family on April 2nd, we have taken a number of actions to further strengthen our earnings capacity. Together with the benefits of repositioning PennFed's loans, our second quarter results will reflect the addition of their deposits, which totaled approximately $1.6 billion at March 31st. Furthermore, the integration of our banks is progressing very smoothly, with expected benefits to our operating efficiency. The PennFed and Doral Bank branches should be converted to our systems during the third quarter, providing additional opportunities to enhance our efficiency, as well as our revenues.

    $0.25 Per Share Dividend to be Paid on May 15, 2007

    "Reflecting our confidence in our business model, as well as the strength of our tangible capital measures, the Board of Directors last night reaffirmed its commitment to our quarterly cash dividend of $0.25 per share. Our next dividend will be paid on May 15, 2007 to shareholders of record on May 4th," Mr. Ficalora said.

    Balance Sheet Summary

    The Company had total assets of $28.0 billion at March 31, 2007, a $504.5 million reduction from the balance recorded at December 31, 2006. Given the excesses evident at this point in the credit cycle, the Company continued to limit its loan production and to utilize its cash flows to reduce its wholesale sources of funds. Thus, while loan originations totaled $1.2 billion in the current first quarter, the loan portfolio declined $365.6 million to $19.3 billion, and wholesale borrowings declined $400.0 million to $10.7 billion, over the three-month period.

    Loans

    Loans totaled $19.3 billion at the close of the current first quarter and represented 68.9% of total assets, as compared to $19.7 billion, representing 69.0% of total assets, at December 31, 2006. While first-quarter originations totaled $1.2 billion, loan repayments amounted to $1.6 billion, largely reflecting an increase in refinancing activity and sales of properties.

    Multi-family loans accounted for $14.2 billion of loans outstanding at March 31, 2007, and were down $297.5 million from the year-end 2006 balance after first-quarter originations of $657.0 million. Multi-family loans thus represented 73.8% of total loans outstanding and 55.2% of loans produced over the three-month period. At March 31, 2007, the average multi-family loan had a principal balance of $3.6 million, and the portfolio had an average loan-to-value ratio of 63.8%. The expected weighted average life of the portfolio was 3.1 years at quarter-end.

    Commercial real estate loans declined $59.2 million to $3.1 billion after first-quarter originations of $86.9 million, and represented 15.8% of total loans at March 31, 2007. The average commercial real estate loan had a principal balance of $2.3 million at the close of the quarter, and the portfolio had an average loan-to-value ratio of 57.0%. The expected weighted average life of the portfolio was 3.1 years at March 31st.

    Construction loans totaled $1.1 billion at March 31, 2007 and were up $18.9 million from the year-end 2006 balance after first-quarter originations of $144.5 million. Construction loans represented 5.8% of total loans at the close of the current first quarter, and had a remaining average life of less than 18 months on advanced funds.

    Reflecting prepayments and the Company's policy of selling the one-to-four family loans it originates shortly after closing, the balance of one-to-four family loans declined $9.5 million to $220.9 million at March 31, 2007. Other loans totaled $657.2 million at that date, a decline of $18.3 million, after originations of $281.5 million over the three-month period.

    At the present time, the Company's pipeline amounts to approximately $725 million, and includes approximately $488 million of multi-family loans.

    Asset Quality

    Non-performing assets totaled $25.5 million at March 31, 2007 and represented 0.09% of total assets, as compared to $22.5 million, or 0.08% of total assets, at December 31, 2006. Included in the respective amounts were non-performing loans of $24.6 million and $21.2 million, representing 0.13% and 0.11% of total loans at the corresponding dates. The rise in non-performing assets was tempered by a $442,000 decline in other real estate owned to $899,000.

    Reflecting first quarter 2007 charge-offs of $68,000, the allowance for loan losses totaled $85.3 million at March 31, 2007, representing 0.44% of total loans and 346.62% of non-performing loans. In view of the ongoing quality of the Company's assets and the coverage provided by the loan loss allowance, no provision for loan losses was recorded during the three-month period.

    Securities

    The strategic reduction of the securities portfolio continued in the current first quarter, as total securities declined to $4.7 billion, representing 16.9% of total assets, at March 31, 2007, from $4.9 billion, representing 17.3% of total assets, at December 31, 2006. Available-for-sale securities declined $21.4 million to $1.9 billion over the course of the quarter, while held-to-maturity securities declined $162.8 million to $2.8 billion. Mortgage-related securities represented $1.6 billion and $1.4 billion of available-for-sale and held-to-maturity securities, respectively, at March 31, 2007, with other securities representing the remaining $312.0 million and $1.5 billion of the respective balances.

    At March 31, 2007, the after-tax net unrealized loss on available-for-sale securities totaled $35.2 million, signifying a $7.6 million, or 17.8%, reduction from the level recorded at December 31, 2006. The improvement was a function of the reduction in the portfolio and the movement in market interest rates over the three-month period.

    Funding Sources

    The Company opted to reduce its wholesale borrowings in the first quarter of 2007 as a means of reducing its funding costs. At March 31, 2007, wholesale borrowings totaled $10.7 billion and represented 38.1% of total assets, as compared to $11.1 billion, representing 38.9% of total assets, at December 31, 2006.

    Deposits totaled $12.4 billion at the close of the current first quarter, and were down $205.1 million from the balance recorded at year-end. Core deposits (defined as NOW and money market accounts, savings accounts, and non-interest-bearing accounts) represented $6.3 billion, or 51.1%, of the March 31st total, as compared to $6.7 billion, representing 52.9% of total deposits, at December 31, 2006. The declines were primarily due to a $370.3 million reduction in NOW and money market accounts to $2.8 billion, largely reflecting a $259.4 million reduction in brokered deposits to $405.3 million. The reduction in NOW and money market accounts was partly offset by a $131.6 million rise in certificates of deposit ("CDs") to $6.1 billion, primarily reflecting a $303.3 million increase in brokered CDs to $582.4 million. In addition, the balance of non-interest-bearing accounts rose $35.5 million to $1.2 billion at March 31st.

    Additional funding stemmed from securities and loan repayments, which totaled $234.0 million and $1.6 billion, respectively, in the first quarter of the year.

    Stockholders' Equity

    The Company recorded total stockholders' equity of $3.7 billion at March 31, 2007, signifying a $21.8 million increase from the balance recorded at December 31, 2006. The March 31, 2007 amount was equivalent to 13.27% of total assets and a book value of $12.58 per share, based on 295,015,198 shares.

    Tangible stockholders' equity totaled $1.5 billion at the close of the current first quarter, signifying a $30.2 million increase from the year-end 2006 amount. Excluding after-tax mark-to-market adjustments on securities, the ratio of tangible stockholders' equity to tangible assets rose 20 basis points to 5.86% at March 31, 2007; including the adjustments, the ratio rose 23 basis points to 5.70%. The increase in tangible stockholders' equity was attributable to the rise in net income over the course of the quarter, and also reflects additional contributions to tangible stockholders' equity of $5.6 million.(3)

    The Company's subsidiary banks also reported solid levels of capital at the close of the current first quarter, and continued to exceed the requirements for classification as "well capitalized" institutions under the FDIC Improvement Act. At March 31, 2007, New York Community Bank had a leverage capital ratio of 7.46% and New York Commercial Bank had a leverage capital ratio of 10.73%.

    First Quarter 2007 Earnings Summary

    Net Interest Income

    The Company recorded net interest income of $146.2 million in the current first quarter, up $5.4 million from the level recorded in the fourth quarter of 2006. The linked-quarter increase was the net effect of a $1.8 million rise in interest income to $369.4 million and a $3.6 million reduction in interest expense to $223.2 million.

    The linked-quarter rise in interest income was driven by a 10-basis point increase in the average yield on interest-earning assets to 5.96%, and tempered by a $260.6 million decline in the average balance to $24.8 billion. The higher yield reflects the $4.9 million linked-quarter rise in prepayment penalties to $13.7 million, as more borrowers sought to refinance, and the replenishment of the asset mix with higher-yielding loans. The majority of the Company's loans are priced at 150 basis points above the five-year Constant Maturity Treasury rate, which averaged 4.64% during the three months ended March 31, 2007. While the average balance of loans declined $27.1 million to $19.5 billion, reflecting management's decision to refrain from aggressive lending in the current market, the average yield on loans rose six basis points during the quarter to 6.14%.

    The linked-quarter reduction in interest expense was driven by a $222.3 million decline in the average balance of interest-bearing liabilities to $23.3 billion, and tempered by a six-basis point rise in the average cost of funds to 3.89%. The lower average balance was largely attributable to a $436.1 million reduction in the average balance of interest-bearing deposits to $11.6 billion, as the average balance of NOW and money market accounts declined $335.8 million to $2.9 billion, primarily reflecting a shift in brokered deposits to CDs. In addition to the decline in average NOW and money market accounts, the decline in the average balance of interest-bearing deposits reflects a $50.3 million reduction in the average balance of CDs to $6.1 billion and a $33.5 million reduction in average savings accounts to $2.4 billion. The average yield on NOW and money market accounts fell 16 basis points to 3.29% in the quarter, while the average cost of CDs and savings accounts rose eight and seven basis points, respectively, to 4.65% and 0.96%.

    The linked-quarter decline in the average balance of interest-bearing deposits was partly offset by a $213.8 million rise in the average balance of borrowed funds to $11.7 billion, coupled with a six-basis point rise in the average cost of such funds to 4.28%. While the Company reduced its wholesale borrowings over the course of the quarter, the bulk of the reduction occurred in the last month.

    The same factors that contributed to the linked-quarter improvement in the Company's first quarter 2007 net interest income contributed to the expansion of its net interest margin during this time. At 2.32%, the Company's margin was five basis points wider than the measure recorded in the three months ended December 31, 2006.

    Non-interest Income

    The Company recorded non-interest income of $24.1 million in the current first quarter, signifying a linked-quarter increase of $1.4 million. Included in the first quarter 2007 amount were fee income of $9.8 million and other income of $14.3 million, as compared to $10.1 million and $14.2 million, respectively, in the three months ended December 31, 2006.

    In the fourth quarter of 2006, the Company also recorded net securities gains of $210,000, which were more than offset by a $1.9 million loss on the redemption of certain trust preferred securities.

    The linked-quarter increase in other income was attributable to revenue growth from the Company's investment advisory firm, Peter B. Cannell & Co., Inc., which had assets under management of $1.6 billion at March 31, 2007.

    Non-interest Expense

    The Company recorded total non-interest expense of $74.3 million in the current first quarter, signifying a linked-quarter reduction of $4.2 million. Included in the first quarter 2007 amount were operating expenses of $69.3 million and amortization of core deposit intangibles of $5.0 million, as compared to $73.5 million and $5.0 million, respectively, in the three months ended December 31, 2006.

    The level of operating expenses in the trailing quarter included a $3.1 million pre-tax charge recorded in connection with the retirements of the Company's chairman and senior lending consultant and a $5.7 million non-cash pre-tax charge recorded for the allocation of ESOP shares pursuant to the acquisition of Atlantic Bank. Excluding these charges, the Company recorded operating expenses of $64.7 million in the fourth quarter of 2006.

    The level of operating expenses recorded in the current first quarter primarily reflects the full-quarter impact of the expansion of the Company's staff and branch network in connection with the Atlantic Bank acquisition, as well as normal salary increases and other employee benefit costs.

    Income Tax Expense

    The Company recorded income tax expense of $31.1 million in the current first quarter, down $721,000 from the level recorded in the trailing three-month period. While pre-tax income rose $11.0 million to $95.9 million on a linked-quarter basis, the increase was offset by a decline in the effective tax rate to 32.43% from 37.46%. In the fourth quarter of 2006, the effective tax rate was boosted by the non-deductibility of the charge recorded in connection with the merger-related allocation of ESOP shares.

    Company Profile

    New York Community Bancorp, Inc. is the holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. With 160 offices serving customers in New York City, Long Island, and Westchester County in New York, and Essex, Hudson, Union, Ocean, Monmouth, and Middlesex Counties in New Jersey, New York Community Bank is the fourth largest thrift depository in its market, and operates through eight local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and Penn Federal Savings Bank. New York Commercial Bank currently has 27 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, and ranks among the 20 largest commercial banks in New York State. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

    Post-Earnings Conference Call

    The Company will host a conference call on April 25, 2007 at 9:30 a.m. (ET) to discuss its first quarter 2007 performance. The conference call may be accessed by dialing 888-208-1812 (for domestic calls) or 719-457-2654 (for international calls) and providing the following access code: 4012985. A replay of the conference call will be available approximately two hours following completion of the call through midnight on May 4th, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be web cast, and may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The web cast will be archived through 5:00 p.m. on May 7, 2007.

    Forward-looking Statements and Associated Risk Factors

    This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

    There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers' businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies we target for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

    In addition, the following factors, among others, could cause the actual results of our recent acquisition of PennFed Financial Services, Inc. and our pending acquisition of 11 branches from Doral Bank, FSB, to differ materially from the expectations stated in this release: the ability of the Company to successfully integrate the assets, liabilities, customers, systems, and any personnel it may acquire into its operations pursuant to the transactions; and its ability to realize the related revenue synergies and cost savings within the expected time frames. Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control.

    It also should be noted that the Company routinely evaluates opportunities to expand through acquisition and frequently conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place in the future, and acquisitions involving cash, debt, or equity securities may occur.

    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

    (1) Please see the reconciliation of our GAAP and cash earnings.

    (2) Please see the reconciliation of our GAAP and operating earnings.

    (3) Please see the reconciliation of our stockholders' equity and tangible stockholders' equity and the related measures.



                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                  (in thousands, except share data)

                                             March 31,   December 31,
                                               2007          2006
                                           ------------- -------------
                                            (unaudited)
Assets
Cash and cash equivalents                  $   247,028   $   230,759
Securities available for sale:
   Mortgage-related securities               1,607,389     1,664,337
   Other securities                            311,986       276,450
Securities held to maturity:
   Mortgage-related securities               1,350,118     1,387,817
   Other securities                          1,472,280     1,597,380
                                           ------------- -------------
Total securities                             4,741,773     4,925,984
Mortgage loans:
   Multi-family                             14,235,186    14,532,652
   Commercial real estate                    3,055,206     3,114,446
   Construction                              1,118,705     1,099,844
   1-4 family                                  220,942       230,486
                                           ------------- -------------
Total mortgage loans                        18,630,039    18,977,428
Other loans                                    657,212       675,463
                                           ------------- -------------
Total loans                                 19,287,251    19,652,891
Less: Allowance for loan losses                (85,321 )     (85,389 )
                                           ------------- -------------
Loans, net                                  19,201,930    19,567,502
Federal Home Loan Bank of New York stock,
 at cost                                       391,188       404,311
Premises and equipment, net                    194,599       196,084
Goodwill                                     2,144,642     2,148,108
Core deposit intangibles                       101,379       106,381
Other assets                                   955,375       903,241
                                           ------------- -------------
Total assets                               $27,977,914   $28,482,370
                                           ============= =============

Liabilities and Stockholders' Equity
Deposits:
   NOW and money market accounts           $ 2,786,687   $ 3,156,988
   Savings accounts                          2,392,204     2,394,145
   Certificates of deposit                   6,076,219     5,944,585
   Non-interest-bearing accounts             1,158,795     1,123,286
                                           ------------- -------------
Total deposits                              12,413,905    12,619,004
                                           ------------- -------------
Official checks outstanding                     29,359        20,158
Borrowed funds:
   Wholesale borrowings                     10,670,319    11,070,333
   Junior subordinated debentures              455,693       455,659
   Other borrowings                            353,469       354,016
                                           ------------- -------------
Total borrowed funds                        11,479,481    11,880,008
Mortgagors' escrow                             155,785        74,736
Other liabilities                              187,778       198,627
                                           ------------- -------------
Total liabilities                           24,266,308    24,792,533
                                           ------------- -------------
Stockholders' equity:
   Preferred stock at par $0.01 (5,000,000
    shares authorized; none issued)                 --            --
   Common stock at par $0.01 (600,000,000
    shares authorized; 296,385,458 and
    295,350,936 shares issued; 296,385,458
    and 295,350,936 shares outstanding,
    respectively)                                2,964         2,954
   Paid-in capital in excess of par          3,362,456     3,341,340
   Retained earnings (partially
    restricted)                                413,190       421,313
   Less: Unallocated common stock held by
    ESOP                                        (4,319 )      (4,604 )
         Common stock held by SERP              (3,113 )      (3,113 )
   Accumulated other comprehensive loss        (59,572 )     (68,053 )
                                           ------------- -------------
Total stockholders' equity                   3,711,606     3,689,837
                                           ------------- -------------
Total liabilities and stockholders' equity $27,977,914   $28,482,370
                                           ============= =============




                   NEW YORK COMMUNITY BANCORP, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data)
                             (unaudited)

                                       For the Three Months Ended
                                  ------------------------------------
                                   March 31,  December 31,  March 31,
                                     2007        2006         2006
                                  ----------- ------------ -----------
Interest Income:
   Mortgage and other loans        $298,467    $296,948     $255,623
   Securities                        70,688      70,415       71,846
   Money market investments             246         260          166
                                   ---------   ----------   ----------
Total interest income               369,401     367,623      327,635
                                   ---------   ----------   ----------

Interest Expense:
   NOW and money market accounts     23,902      28,475       26,349
   Savings accounts                   5,701       5,465        2,658
   Certificates of deposit           70,228      71,171       48,492
   Borrowed funds                   123,349     121,672      113,184
   Mortgagors' escrow                    33          35           54
                                   ---------   ----------   ----------
Total interest expense              223,213     226,818      190,737
                                   ---------   ----------   ----------
     Net interest income            146,188     140,805      136,898
Provision for loan losses                --          --           --
                                   ---------   ----------   ----------
     Net interest income after
      provision for loan losses     146,188     140,805      136,898
                                   ---------   ----------   ----------

Non-interest Income:
   Fee income                         9,753      10,131        8,326
   Net securities gains                  --         210        2,823
   Loss on debt redemption               --      (1,859 )         --
   Loss on mark-to-market of
    interest rate swaps                  --          --       (6,071)
   Other                             14,328      14,206       14,098
                                   ---------   ----------   ----------
Total non-interest income            24,081      22,688       19,176
                                   ---------   ----------   ----------

Non-interest Expense:
Operating expenses:
   Compensation and benefits         37,203      42,169       29,541
   Occupancy and equipment           15,103      14,841       12,060
   General and administrative        15,328      14,462       12,510
   Other                              1,711       2,027        1,208
                                   ---------   ----------   ----------
Total operating expenses             69,345      73,499       55,319
   Amortization of core deposit
    intangibles                       5,002       5,049        3,306
                                   ---------   ----------   ----------
Total non-interest expense           74,347      78,548       58,625
                                   ---------   ----------   ----------
Income before income taxes           95,922      84,945       97,449
Income tax expense                   31,103      31,824       31,074
                                   ---------   ----------   ----------
     Net Income                    $ 64,819    $ 53,121     $ 66,375
                                   =========   ==========   ==========

     Basic earnings per share      $   0.22    $   0.18     $   0.25
                                   =========   ==========   ==========
     Diluted earnings per share    $   0.22    $   0.18     $   0.25
                                   =========   ==========   ==========





                   NEW YORK COMMUNITY BANCORP, INC.
             RECONCILIATION OF GAAP AND OPERATING EARNINGS

Although operating earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its operating earnings are an important indication of its ability to generate earnings through ongoing operations.

Because they reflect only those income and expense items that are generally recurring, the Company believes that operating earnings are useful to both management and investors in evaluating its ongoing operating performance and in comparing its performance with other companies in the banking industry that also report earnings in this way. Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its operating earnings may differ from that of other companies reporting measures with similar names.

For the three months ended March 31, 2007, the Company's operating earnings were the same as its GAAP earnings. For the three months ended December 31, 2006, the Company calculated its operating earnings, and the related returns on average tangible assets and average tangible stockholders' equity, by adding back to non-interest income the pre-tax loss incurred in connection with the redemption of certain trust preferred securities (the "loss on debt redemption"), and by subtracting from non-interest expense the pre-tax charge recorded in connection with the retirements of the Company's chairman and senior lending consultant (the "retirement charge") and the non-cash pre-tax charge recorded for the allocation of ESOP shares in connection with the acquisition of Atlantic Bank (the "merger-related charge"). The Company calculated its operating earnings for the three months ended March 31, 2006 by adding back to non-interest income the non-cash pre-tax loss on the mark-to-market of interest rate swaps.

Reconciliations of the Company's GAAP and operating earnings for the three months ended December 31, 2006 and March 31, 2006 follow:




                                                 For the
                                           Three Months Ended
                                   -----------------------------------
(in thousands, except per share
 data)                             March 31,  December 31,  March 31,
                                     2007         2006        2006
                                   ---------- ------------- ----------
GAAP Earnings                       $64,819      $53,121     $66,375
Adjustments to GAAP earnings:
   Merger-related charge                 --        5,744          --
   Loss on debt redemption               --        1,859          --
   Retirement charge                     --        3,072          --
   Loss on mark-to-market of
    interest rate swaps                  --           --       6,071
Income tax effect on adjustments         --       (2,088 )    (2,434 )
                                    --------     ---------   ---------
Operating earnings                  $64,819      $61,708     $70,012
                                    ========     =========   =========

Diluted GAAP Earnings per Share     $  0.22      $  0.18     $  0.25
Adjustments to diluted GAAP
 earnings per share:
   Merger-related charge                 --         0.02          --
   Loss on debt redemption               --           --          --
   Retirement charge                     --         0.01          --
   Loss on mark-to-market of
    interest rate swaps                  --           --        0.01
                                    --------     ---------   ---------
Diluted operating earnings per
 share                              $  0.22      $  0.21     $  0.26
                                    ========     =========   =========





                   NEW YORK COMMUNITY BANCORP, INC.
 RECONCILIATION OF GAAP AND CASH EARNINGS AND ADJUSTED CASH EARNINGS

Although cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that they are important because of their contribution to tangible stockholders' equity.(1) The Company calculates cash earnings by adding back to its net income certain items that have been charged against earnings, net of income taxes, but added back to tangible stockholders' equity. Because such charges represent contributions to, rather than reductions of, tangible stockholders' equity, the Company believes that cash earnings are useful to both management and investors in evaluating its financial performance and in comparing its performance with other companies in the banking industry that also report cash earnings.

For the three months ended December 31, 2006 and March 31, 2006, the Company also reported adjusted cash earnings in order to provide investors with an indication of its ability to generate cash earnings through ongoing operations. Like cash earnings, adjusted cash earnings are not a measure of performance calculated in accordance with GAAP. For the fourth quarter of 2006, the Company calculated its adjusted cash earnings by excluding from its cash earnings the aforementioned loss on debt redemption and the aforementioned charge recorded in connection with the retirements of the Company's chairman and senior lending consultant. For the first quarter of 2006, the Company calculated its adjusted cash earnings by adding back to non-interest income the aforementioned non-cash pre-tax loss on the mark-to-market of interest rate swaps.

Neither cash earnings nor adjusted cash earnings should be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data that are prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its cash earnings and adjusted cash earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company's GAAP earnings, cash earnings, and adjusted cash earnings for the three months ended March 31, 2007, December 31, 2006, and March 31, 2006 follow:




                                       For the Three Months Ended
                                  ------------------------------------
(in thousands, except per share
 data)                             March 31,   December 31,  March 31,
                                     2007          2006        2006
                                  ------------ ------------- ---------
GAAP Earnings                      $ 64,819      $53,121      $66,375
Additional contributions to
 tangible stockholders' equity:
   Amortization and appreciation
    of shares held in stock-
    related benefit plans(2)          1,598        7,269        1,615
   Associated tax benefits           (1,376)        (126)          19
   Dividends on unallocated ESOP
    shares                              365          545          546
   Amortization of core deposit
    intangibles                       5,002        5,049        3,306
                                   ----------    ---------    --------
Total additional contributions to
 tangible stockholders' equity        5,589       12,737        5,486
                                   ----------    ---------    --------
Cash earnings                      $ 70,408      $65,858      $71,861
                                   ==========    =========    ========

Diluted GAAP Earnings per Share    $   0.22      $  0.18      $  0.25
Additional contributions to
 diluted cash earnings per share:
   Amortization and appreciation
    of shares held in stock-
    related benefit plans(2)           0.01         0.02         0.01
   Associated tax benefits            (0.01)          --           --
   Dividends on unallocated ESOP
    shares                               --           --           --
   Amortization of core deposit
    intangibles                        0.02         0.02         0.01
                                   ----------    ---------    --------
Total additional contributions to
 diluted cash earnings per share       0.02         0.04         0.02
                                   ----------    ---------    --------
Diluted cash earnings per share    $   0.24      $  0.22      $  0.27
                                   ==========    =========    ========

Cash Earnings                      $ 70,408      $65,858      $71,861
Adjustments to cash earnings:
   Loss on debt redemption               --        1,859           --
   Retirement charge                     --        3,072           --
   Loss on mark-to-market of
    interest rate swaps                  --           --        6,071
Income tax effect on adjustments         --       (1,726)      (2,434)
                                   ----------    ---------    --------
Adjusted cash earnings             $ 70,408      $69,063      $75,498
                                   ==========    =========    ========

Diluted Cash Earnings per Share    $   0.24      $  0.22      $  0.27
   Loss on debt redemption               --         0.01           --
   Retirement charge                     --         0.01           --
   Loss on mark-to-market of
    interest rate swaps                  --           --         0.01
                                   ----------    ---------    --------
Adjusted diluted cash earnings per
 share                             $   0.24      $  0.24      $  0.28
                                   ==========    =========    ========

(1) Please see the reconciliation of our stockholders' equity and tangible stockholders' equity and the related measures.
(2) The amount for the three months ended December 31, 2006 includes a non-cash pre-tax merger-related charge of $5.7 million.





                  NEW YORK COMMUNITY BANCORP, INC.
   RECONCILIATION OF STOCKHOLDERS' EQUITY AND TANGIBLE STOCKHOLDERS' EQUITY, TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES

Although tangible stockholders' equity, adjusted tangible stockholders' equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP measures in its analysis of the Company's performance. The Company believes that these non-GAAP measures are an important indication of its ability to grow both organically and through business combinations, and, with respect to tangible stockholders' equity and adjusted tangible stockholders' equity, its ability to pay dividends and to engage in various capital management strategies.

The Company calculates tangible stockholders' equity by subtracting from stockholders' equity the sum of its goodwill and core deposit intangibles ("CDI") and calculates tangible assets by subtracting the same sum from its total assets. To calculate its ratio of tangible stockholders' equity to tangible assets, the Company divides its tangible stockholders' equity by its tangible assets, both of which include after-tax net unrealized losses on securities. The Company also calculates its ratio of tangible stockholders' equity to tangible assets excluding after-tax net unrealized losses on securities, as such losses are impacted by changes in market interest rates and therefore tend to change from day to day. This ratio is referred to as the ratio of "adjusted tangible stockholders' equity to adjusted tangible assets." The Company calculates tangible book value by dividing its tangible stockholders' equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders' equity, the Company adds the amortization of CDI, net of tax, back to net income and divides the adjusted net income by its average tangible assets and average tangible stockholders' equity, respectively. Average tangible stockholders' equity is calculated by subtracting average goodwill and average CDI from average stockholders' equity.

Neither tangible stockholders' equity, adjusted tangible stockholders' equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders' equity, total assets, or any other measure prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders' equity, tangible assets, and the related measures may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company's stockholders' equity and tangible stockholders' equity, total assets and tangible assets, and the related measures at or for the three months ended March 31, 2007, December 31, 2006, and March 31, 2006 follow:




                                 At or for the Three Months Ended
                             -----------------------------------------
                               March 31,    December 31,   March 31,
(in thousands)                   2007           2006         2006
                             -------------- ------------- ------------
Total Stockholders' Equity    $ 3,711,606   $ 3,689,837   $ 3,324,626
Less: Goodwill                 (2,144,642)   (2,148,108)   (1,981,053)
      Core deposit
       intangibles               (101,379)     (106,381)      (82,614)
                             -------------- ------------- ------------
Tangible stockholders' equity $ 1,465,585   $ 1,435,348   $ 1,260,959

Total Assets                  $27,977,914   $28,482,370   $27,137,024
Less: Goodwill                 (2,144,642)   (2,148,108)   (1,981,053)
      Core deposit
       intangibles               (101,379)     (106,381)      (82,614)
                             -------------- ------------- ------------
Tangible assets               $25,731,893   $26,227,881   $25,073,357

Tangible Stockholders' Equity $ 1,465,585   $ 1,435,348   $ 1,260,959
Add back: After-tax net
 unrealized losses on
 securities                        43,854        52,125        69,302
                             -------------- ------------- ------------
Adjusted tangible
 stockholders' equity         $ 1,509,439   $ 1,487,473   $ 1,330,261

Tangible Assets               $25,731,893   $26,227,881   $25,073,357
Add back: After-tax net
 unrealized losses on
 securities                        43,854        52,125        69,302
                             -------------- ------------- ------------
Adjusted tangible assets      $25,775,747   $26,280,006   $25,142,659

Average Stockholders' Equity  $ 3,605,550   $ 3,652,575   $ 3,302,925
Less: Average goodwill         (2,146,913)   (2,151,829)   (1,979,991)
      Average core deposit
       intangibles               (104,651)     (109,693)      (85,354)
                             -------------- ------------- ------------
Average tangible
 stockholders' equity         $ 1,353,986   $ 1,391,053   $ 1,237,580

Average Assets                $28,234,808   $28,524,090   $26,777,707
Less: Average goodwill         (2,146,913)   (2,151,829)   (1,979,991)
      Average core deposit
       intangibles               (104,651)     (109,693)      (85,354)
                             -------------- ------------- ------------
Average tangible assets       $25,983,244   $26,262,568   $24,712,362

Net Income                    $    64,819   $    53,121   $    66,375
Add: Amortization of core
 deposit intangibles, net of
 tax                                3,010         3,038         1,986
                             -------------- ------------- ------------
Adjusted net income           $    67,829   $    56,159   $    68,361




                  NEW YORK COMMUNITY BANCORP, INC.
                    NET INTEREST INCOME ANALYSIS
                       (dollars in thousands)
                             (unaudited)


                                           Three Months Ended
                                    ----------------------------------
                                            March 31, 2007
                                    -------------------------------
                                                           Average
                                      Average              Yield/
                                      Balance    Interest   Cost
                                    ------------ --------- --------
Assets:
 Interest-earning assets:
   Mortgage and other loans, net    $19,492,078  $298,467    6.14 %
   Securities                         5,308,608    70,688    5.33
   Money market investments              20,341       246    4.90
                                    ------------ --------- --------
 Total interest-earning assets       24,821,027   369,401    5.96
 Non-interest-earning assets          3,413,781
                                    ------------
 Total assets                       $28,234,808
                                    ============
Liabilities and Stockholders'
 Equity:
 Interest-bearing deposits:
   NOW and money market accounts    $ 2,942,119  $ 23,902    3.29 %
   Savings accounts                   2,403,504     5,701    0.96
   Certificates of deposit            6,127,205    70,228    4.65
   Mortgagors' escrow                   120,250        33    0.11
                                    ------------ --------- --------
 Total interest-bearing deposits     11,593,078    99,864    3.49
   Borrowed funds                    11,670,369   123,349    4.28
                                    ------------ --------- --------
 Total interest-bearing liabilities  23,263,447   223,213    3.89
 Non-interest-bearing deposits        1,096,095
 Other liabilities                      269,716
                                    ------------
 Total liabilities                   24,629,258
 Stockholders' equity                 3,605,550
                                    ------------
 Total liabilities and stockholders'
  equity                            $28,234,808
                                    ============
 Net interest income/interest rate
  spread                                         $146,188    2.07 %
                                                 ========= ========

 Net interest-earning assets/net
  interest margin                   $ 1,557,580              2.32 %
                                    ============           ========

 Ratio of interest-earning assets to
  interest-bearing liabilities                               1.07 x
                                                           ========

 Core deposits                      $ 6,441,718  $ 29,603    1.86 %
                                    ============ ========= ========


                                            Three Months Ended
                                      --------------------------------
                                             December 31, 2006
                                       -------------------------------
                                                              Average
                                         Average              Yield/
                                         Balance    Interest   Cost
                                       ------------ --------- --------
Assets:
 Interest-earning assets:
   Mortgage and other loans, net       $19,519,215  $296,948    6.08 %
   Securities                            5,541,880    70,415    5.08
   Money market investments                 20,547       260    5.02
                                       ------------ --------- --------
 Total interest-earning assets          25,081,642   367,623    5.86
 Non-interest-earning assets             3,442,448
                                       ------------
 Total assets                          $28,524,090
                                       ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
   NOW and money market accounts       $ 3,277,937  $ 28,475    3.45 %
   Savings accounts                      2,436,975     5,465    0.89
   Certificates of deposit               6,177,519    71,171    4.57
   Mortgagors' escrow                      136,793        35    0.10
                                       ------------ --------- --------
 Total interest-bearing deposits        12,029,224   105,146    3.47
   Borrowed funds                       11,456,527   121,672    4.22
                                       ------------ --------- --------
 Total interest-bearing liabilities     23,485,751   226,818    3.83
 Non-interest-bearing deposits           1,120,130
 Other liabilities                         265,634
                                       ------------
 Total liabilities                      24,871,515
 Stockholders' equity                    3,652,575
                                       ------------
 Total liabilities and stockholders'
  equity                               $28,524,090
                                       ============
 Net interest income/interest rate
  spread                                            $140,805    2.03 %
                                                    ========= ========

 Net interest-earning assets/net
  interest margin                      $ 1,595,891              2.27 %
                                       ============           ========

 Ratio of interest-earning assets to
  interest-bearing liabilities                                  1.07 x
                                                              ========

 Core deposits                         $ 6,835,042  $ 33,940    1.97 %
                                       ============ ========= ========




                  NEW YORK COMMUNITY BANCORP, INC.
                    NET INTEREST INCOME ANALYSIS
                       (dollars in thousands)
                             (unaudited)


                                      Three Months Ended March 31,
                                    ----------------------------------
                                                2007
                                    -------------------------------
                                                           Average
                                      Average              Yield/
                                      Balance    Interest   Cost
                                    ------------ --------- --------
Assets:
 Interest-earning assets:
   Mortgage and other loans, net    $19,492,078  $298,467    6.14 %
   Securities                         5,308,608    70,688    5.33
   Money market investments              20,341       246    4.90
                                    ------------ --------- --------
 Total interest-earning assets       24,821,027   369,401    5.96
 Non-interest-earning assets          3,413,781
                                    ------------
 Total assets                       $28,234,808
                                    ============
Liabilities and Stockholders'
 Equity:
 Interest-bearing deposits:
   NOW and money market accounts    $ 2,942,119  $ 23,902    3.29 %
   Savings accounts                   2,403,504     5,701    0.96
   Certificates of deposit            6,127,205    70,228    4.65
   Mortgagors' escrow                   120,250        33    0.11
                                    ------------ --------- --------
 Total interest-bearing deposits     11,593,078    99,864    3.49
   Borrowed funds                    11,670,369   123,349    4.28
                                    ------------ --------- --------
 Total interest-bearing liabilities  23,263,447   223,213    3.89
 Non-interest-bearing deposits        1,096,095
 Other liabilities                      269,716
                                    ------------
 Total liabilities                   24,629,258
 Stockholders' equity                 3,605,550
                                    ------------
 Total liabilities and stockholders'
  equity                            $28,234,808
                                    ============
 Net interest income/interest rate
  spread                                         $146,188    2.07 %
                                                 ========= ========
 Net interest-earning assets/net
  interest
 margin                             $ 1,557,580              2.32 %
                                    ============           ========
 Ratio of interest-earning assets to
 interest-bearing liabilities                                1.07 x
                                                           ========

 Core deposits                      $ 6,441,718  $ 29,603    1.86 %
                                    ============ ========= ========


                                       Three Months Ended March 31,
                                      --------------------------------
                                                   2006
                                      --------------------------------
                                                              Average
                                         Average              Yield/
                                         Balance    Interest   Cost
                                       ------------ --------- --------
Assets:
 Interest-earning assets:
   Mortgage and other loans, net       $17,624,144  $255,623    5.81 %
   Securities                            5,971,553    71,846    4.81
   Money market investments                 16,814       166    4.00
                                       ------------ --------- --------
 Total interest-earning assets          23,612,511   327,635    5.56
 Non-interest-earning assets             3,165,196
                                       ------------
 Total assets                          $26,777,707
                                       ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
   NOW and money market accounts       $ 3,561,459  $ 26,349    3.00 %
   Savings accounts                      2,389,609     2,658    0.45
   Certificates of deposit               5,283,851    48,492    3.72
   Mortgagors' escrow                      106,149        54    0.21
                                       ------------ --------- --------
 Total interest-bearing deposits        11,341,068    77,553    2.77
   Borrowed funds                       11,081,905   113,184    4.14
                                       ------------ --------- --------
 Total interest-bearing liabilities     22,422,973   190,737    3.45
 Non-interest-bearing deposits             833,156
 Other liabilities                         218,653
                                       ------------
 Total liabilities                      23,474,782
 Stockholders' equity                    3,302,925
                                       ------------
 Total liabilities and stockholders'
  equity                               $26,777,707
                                       ============
 Net interest income/interest rate
  spread                                            $136,898    2.11 %
                                                    ========= ========
 Net interest-earning assets/net
  interest
 margin                                $ 1,189,538              2.28 %
                                       ============           ========
 Ratio of interest-earning assets to
 interest-bearing liabilities                                   1.05 x
                                                              ========

 Core deposits                         $ 6,784,224  $ 29,007    1.73 %
                                       ============ ========= ========



                  NEW YORK COMMUNITY BANCORP, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
       (dollars in thousands, except share and per share data)
                             (unaudited)

                                    For the Three Months Ended
                             -----------------------------------------
                              March 31,    December 31,   March 31,
                                2007          2006          2006
                             ------------- ------------- -------------
GAAP EARNINGS DATA:
Net income                       $64,819       $53,121       $66,375
Basic earnings per share            0.22          0.18          0.25
Diluted earnings per share          0.22          0.18          0.25
Return on average assets            0.92 %        0.74 %        0.99 %
Return on average tangible
 assets(1)                          1.04          0.86          1.11
Return on average
 stockholders' equity               7.19          5.82          8.04
Return on average tangible
 stockholders' equity(1)           20.04         16.15         22.10
Efficiency ratio(2)                40.73         44.96         35.44
Operating expenses to average
 assets                             0.98          1.03          0.83
Interest rate spread                2.07          2.03          2.11
Net interest margin                 2.32          2.27          2.28
Shares used for basic EPS
 computation                 293,323,631   292,481,537   266,948,853
Shares used for diluted EPS
 computation                 294,704,316   293,698,501   268,620,320

OPERATING EARNINGS DATA: (3)
Operating earnings               $64,819       $61,708       $70,012
Basic earnings per share            0.22          0.21          0.26
Diluted earnings per share          0.22          0.21          0.26
Return on average assets            0.92 %        0.87 %        1.05 %
Return on average tangible
 assets(1)                          1.04          0.99          1.17
Return on average
 stockholders' equity               7.19          6.76          8.48
Return on average tangible
 stockholders' equity(1)           20.04         18.62         23.27
Efficiency ratio(2)                40.73         39.12         34.12

CASH EARNINGS DATA: (4)
Cash earnings                    $70,408       $65,858       $71,861
Basic cash earnings per share       0.24          0.23          0.27
Diluted cash earnings per
 share                              0.24          0.22          0.27
Cash return on average assets       1.00 %        0.92 %        1.07 %
Cash return on average
 tangible assets(1)                 1.08          1.00          1.16
Cash return on average
 stockholders' equity               7.81          7.21          8.70
Cash return on average
 tangible stockholders'
 equity(1)                         20.80         18.94         23.23
Cash efficiency ratio(2)           39.79         40.51         34.41

ADJUSTED CASH EARNINGS DATA:
 (4)
Adjusted cash earnings           $70,408       $69,063       $75,498
Basic adjusted cash earnings
 per share                          0.24          0.24          0.28
Diluted adjusted cash
 earnings per share                 0.24          0.24          0.28
Adjusted cash return on
 average assets                     1.00 %        0.97 %        1.13 %
Adjusted cash return on
 average tangible assets(1)         1.08          1.05          1.22
Adjusted cash return on
 average stockholders' equity       7.81          7.56          9.14
Adjusted cash return on
 average tangible
 stockholders' equity(1)           20.80         19.86         24.40
Adjusted cash efficiency
 ratio(2)                          39.79         38.20         33.12

(1) Please see the reconciliation of our stockholders' equity and tangible stockholders' equity and the related measures.
(2) The Company calculates its GAAP, operating, cash, and adjusted cash efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings and of GAAP and cash earnings and adjusted cash earnings.
(3) Please see the reconciliation of our GAAP and operating earnings.
(4) Please see the reconciliation of our GAAP and cash earnings and adjusted cash earnings.




                  NEW YORK COMMUNITY BANCORP, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (unaudited)

                                           At December
                             At March 31,       31,      At March 31,
                                2007          2006          2006
                             ------------- ------------- -------------
BALANCE SHEET DATA:
Book value per share              $12.58        $12.56        $12.39
Tangible book value per
 share(1)                           4.97          4.88          4.70
Stockholders' equity to total
 assets                            13.27 %       12.95 %       12.25 %
Tangible stockholders' equity
 to tangible assets(1)              5.70          5.47          5.03
Tangible stockholders' equity
 to tangible assets excluding
 after-tax net unrealized
 losses on securities(1)            5.86          5.66          5.29
Shares used for book value
 and tangible book value
 computation(1)              295,015,198   293,890,372   268,286,284
Total shares issued and
 outstanding                 296,385,458   295,350,936   270,374,542

ASSET QUALITY RATIOS:
Non-performing loans to total
 loans                              0.13 %        0.11 %        0.14 %
Non-performing assets to
 total assets                       0.09          0.08          0.10
Allowance for loan losses to
 non-performing loans             346.62        402.72        312.08
Allowance for loan losses to
 total loans                        0.44          0.43          0.44

(1) Please see the reconciliation of our stockholders' equity and tangible stockholders' equity and the related measures.




    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420
             First Senior Vice President & Director,
             Investor Relations